EXHIBIT 99.1

DRAFT

American Eagle Outfitters Reports Third Quarter Results

Pittsburgh - November 24, 2009 -- American Eagle Outfitters, Inc. (NYSE: AEO) today announced that earnings for the third quarter ended October 31, 2009 were $0.28 per diluted share. Third quarter non-GAAP earnings were $0.21 per diluted share, which excludes a tax benefit of approximately $0.07 per diluted share associated with the repatriation of earnings from Canada. This compares to non-GAAP earnings of $0.30 per diluted share last year, which excluded a $0.09 per diluted share other-than-temporary impairment charge related to auction rate securities.

"Although earnings results remain below our standards, American Eagle Outfitters continued to gain ground during the third quarter," said Jim O'Donnell, chief executive officer. "The AE brand showed improvement across key merchandise categories. Additionally, aerie and Martin+Osa achieved strong top line growth. We are focused on building upon our successes and maintaining momentum across all brands. Our strong emphasis on offering superior value and quality at affordable prices will enable us to compete effectively and gain market share. I am confident that we are poised for a continued recovery in 2010 as we drive forward with creativity, vision and discipline."

Third Quarter Results

Total sales for the third quarter ended October 31, 2009 decreased 1% to $749 million, compared to $754 million for the third quarter ended November 1, 2008. Comparable store sales decreased 4% for the third quarter compared to a 7% decline for the same period last year.

Gross profit for the third quarter was $300 million, or 40.1% as a rate to sales, compared to $309 million, or 41.0% as a rate to sales last year. Controlled markdown activity led to a higher merchandise margin, which increased 20 basis points. The gross margin decline of 90 basis points was primarily due to higher rent as a percent to sales, reflecting new store growth and the negative comparable store sales.

Selling, general and administrative expense of $193 million increased 6% from $182 million last year. The increase related to store payroll costs associated with new stores and the accrual of incentive compensation, which was not incurred last year. Cost control initiatives remain a priority and have resulted in savings in the areas of advertising and travel, which leveraged in the quarter. As a rate to sales, SG&A increased to 25.8% from 24.1% last year.

Operating income for the quarter was $70 million, compared to $95 million last year. The operating margin was 9.4% compared to 12.6% last year.

AEO Direct

AEO Direct, which includes ae.com, aerie.com, martinandosa.com, and 77kids.com, is an important area of growth and profitability. In the third quarter, sales increased 10%, driven primarily by increased traffic and higher conversion.

Real Estate

During the third quarter, the company opened five aerie stores. The company also closed two AE stores, and completed the renovation of seven AE stores during the quarter. The company closed nine stores through the first three quarters of the year, and expects to close an additional 10 to 20 during the fourth quarter. For the year, the company is planning approximately eight new and 25 remodeled AE stores, and 21 new aerie stores.

Capital Expenditures

Capital expenditures were $33 million compared to $69 million in the third quarter of last year. The company expects 2009 capital expenditures to be in the range of $120 to $130 million. Of this amount, approximately one half relates to new and remodeled stores, including a flagship store in Times Square. The remaining half relates to the completion of the current distribution center and headquarters projects, as well as information technology initiatives.

Inventory

Total merchandise inventory at the end of the third quarter was $425 million, compared to $422 million last year, a 1% increase. The increase was the result of new stores and the growth in AEO Direct. Inventory related to retail stores at cost per foot decreased 3%. Looking ahead, fourth quarter average weekly inventory at cost per foot is planned to increase in the mid single digits, driven by investments in AE denim. Excluding denim, inventory is planned flat at cost per foot.

Cash and Cash Equivalents, Short-term and Long-term Investments

During the quarter, the company generated positive cash flow from operations. Additionally, the company had redemptions of auction rate securities at par totaling $27 million, and reduced demand line borrowings by $25 million during the quarter. The company ended the third quarter with total cash and cash equivalents, short-term and long-term investments of $719 million. This included $206 million of investments in auction rate securities, net of impairment.

Business Outlook

Through the first three weeks of November, consolidated comparable store sales declined 5%. Due to the importance of Thanksgiving weekend, the company will provide fourth quarter earnings guidance on Thursday, December 3, along with its November sales announcement.

Conference Call Information

At 9:00 a.m. Eastern Time on November 24, 2009 the company's management team will host a conference call to review the financial results. To listen to the call, please dial (877) 407-0789 or internationally dial (201) 689-8562. The conference call will be simultaneously broadcast over the Internet at www.ae.com. A replay will be available beginning at 12:00 p.m. Eastern Time. To listen to the replay, dial (877) 660-6853, or internationally dial (201) 612-7415, reference account 3055 and confirmation code 322155. An audio replay of the conference call will also be available at www.ae.com.

Non-GAAP Measures
This press release includes information on non-GAAP earnings per diluted share information. This measure is not based on any standardized methodology prescribed by U.S. generally accepted accounting principles ("GAAP") and is not necessarily comparable to similar measures presented by other companies. The Company believes that this non-GAAP information is useful as an additional means for investors to evaluate the Company's operating performance, when reviewed in conjunction with the Company's GAAP financial statements. This amount is not determined in accordance with GAAP and therefore, should not be used exclusively in evaluating the Company's business and operations.

About American Eagle Outfitters, Inc.

American Eagle Outfitters, Inc., through its subsidiaries, ("AEO, Inc.") offers high-quality, on-trend clothing, accessories and personal care products at affordable prices. The American Eagle Outfitters brand targets 15 to 25 year old girls and guys, with 952 stores in the U.S. and Canada and online at www.ae.com. aerie by american eagle offers Dormwear and intimates collections for the AE girl, with 137 standalone stores in the U.S. and Canada and online at www.aerie.com. MARTIN + OSA provides clothing and accessories in the tradition of hip, classic American style for 28 to 40 year old men and women at its 28 stores and online at www.martinandosa.com. The latest brand, 77kids by american eagle, is available online only at www.77kids.com. 77kids offers "kid cool," durable clothing and accessories for kids ages two to 10. AE.COM, the online home of the brands of AEO, Inc. ships to more than 60 countries worldwide.

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: This release contains forward-looking statements, which represent our expectations or beliefs concerning future events, specifically regarding our ability to build on our successes, maintain momentum, compete effectively, gain market share, and continue recovery in 2010. All forward-looking statements made by the company involve material risks and uncertainties and are subject to change based on factors beyond the company's control. Such factors include, but are not limited to the risk that the Company's sales and earnings expectations may not be achieved and the risks described in the Risk Factor Section of the company's Form 10-K and Form 10-Q filed with the Securities and Exchange Commission. Accordingly, the company's future performance and financial results may differ materially from those expressed or implied in any such forward-looking statements. The company does not undertake to publicly update or revise its forward-looking statements even if future changes make it clear that projected results expressed or implied will not be realized.

AMERICAN EAGLE OUTFITTERS, INC.
CONSOLIDATED BALANCE SHEETS (dollars in thousands)

Assets	October 31, 2009 (unaudited)	January 31, 2009	November 1, 2008 (unaudited)
Cash and cash equivalents	$512,603	$473,342	$332,837
Short-term investments	3,300	10,511	11,100
Merchandise inventory	425,415	294,928	421,909
Accounts receivable	46,584	41,471	44,634
Prepaid expenses and other	52,188	59,660	45,308
Deferred income taxes	54,362	45,447	51,798
Total current assets	1,094,452	925,359	907,586
Property and equipment, net	741,019	740,240	748,265
Goodwill	11,165	10,706	10,741
Long-term investments	203,152	251,007	271,581
Non-current deferred income taxes	22,719	15,001	14,501
Other assets, net	23,401	21,363	18,745
Total Assets	$2,095,908	$1,963,676	$1,971,419

Liabilities and Stockholders' Equity
Accounts payable	$198,978	$152,068	$191,571
Notes payable	50,000	75,000	75,000
Accrued compensation and payroll taxes	23,932	29,417	18,531
Accrued rent	67,983	64,695	64,294
Accrued income and other taxes	22,574	6,259	11,072
Unredeemed gift cards and gift certificates	19,632	42,299	28,494
Current portion of deferred lease credits	17,605	13,726	13,866
Other current liabilities and accrued expenses	20,293	18,299	19,786
Total current liabilities	420,997	401,763	422,614
Deferred lease credits	93,607	88,314	92,130
Non-current accrued income taxes	36,265	39,898	44,667
Other non-current liabilities	21,734	24,670	27,204
Total non-current liabilities	151,606	152,882	164,001
Commitments and contingencies	-	-	-
Preferred stock	-	-	-
Common stock	2,486	2,485	2,485
Contributed capital	538,007	513,574	510,755
Accumulated other comprehensive income (loss)	16,478	(14,389)	(23,318)
Retained earnings	1,726,531	1,694,161	1,682,255
Treasury stock	(760,197)	(786,800)	(787,373)
Total stockholders' equity	1,523,305	1,409,031	1,384,804
Total Liabilities and Stockholders' Equity	$2,095,908	$1,963,676	$1,971,419
Current ratio (unaudited)	2.60	2.30	2.15

AMERICAN EAGLE OUTFITTERS, INC. CONSOLIDATED STATEMENTS OF OPERATIONS (dollars and shares in thousands, except per share amounts)
(unaudited)
	13 Weeks Ended
	October 31, 2009	% of sales	November 1, 2008	% of sales
Net sales	$748,962	100.0%	$754,036	100.0%
Cost of sales, including certain buying, occupancy and warehousing expenses
	448,834	59.9%	444,624	59.0%
Gross profit	300,128	40.1%	309,412	41.0%
Selling, general and administrative expenses	193,269	25.8%	181,715	24.1%
Depreciation and amortization	36,557	4.9%	32,816	4.3%
Operating income	70,302	9.4%	94,881	12.6%
Other (expense) income, net	(447)	(0.1%)	4,453	0.5%
Other-than-temporary impairment charge	-	0.0%	(19,885)	(2.6%)
Income before income taxes	69,855	9.3%	79,449	10.5%
Provision for income taxes	10,696	1.4%	36,845	4.9%
Net income	$59,159	7.9%	$42,604	5.6%

Net income per basic common share	$0.29		$0.21
Net income per diluted common share	$0.28		$0.21

Weighted average common shares outstanding - basic	206,517		205,119
Weighted average common shares outstanding - diluted	209,393		207,334

	39 Weeks Ended
	October 31, 2009	% of sales	November 1, 2008	% of sales
Net sales	$2,018,544	100.0%	$2,083,153	100.0%
Cost of sales, including certain buying, occupancy and warehousing expenses
	1,248,658	61.9%	1,220,689	58.6%
Gross profit	769,886	38.1%	862,464	41.4%
Selling, general and administrative expenses	519,136	25.7%	519,252	25.0%
Depreciation and amortization	106,792	5.3%	94,425	4.5%
Operating income	143,958	7.1%	248,787	11.9%
Other (expense) income, net	(6,677)	(0.3%)	14,886	0.7%
Other-than-temporary impairment charge	(225)	0.0%	(19,885)	(0.9%)
Income before income taxes	137,056	6.8%	243,788	11.7%
Provision for income taxes	27,358	1.4%	97,458	4.7%
Net income	$109,698	5.4%	$146,330	7.0%

Net income per basic common share	$0.53		$0.71
Net income per diluted common share	$0.53		$0.70

Weighted average common shares outstanding - basic	206,169		205,063
Weighted average common shares outstanding - diluted	208,663		207,653

(unaudited)
Total gross square footage at end of period:	6,462,921		6,310,402
Store count at end of period:	1,117		1,096

AMERICAN EAGLE OUTFITTERS, INC. GAAP to Non-GAAP reconciliation (unaudited)
	13 Weeks Ended
	October 31, 2009	November 1, 2008
Diluted EPS on a GAAP basis (as reported)	$0.28	$0.21
Deduct: Tax benefit associated with the repatriation of earnings from Canada
	(0.07)	-
Add back: Other-than-temporary impairment charge related to auction rate securities	-	0.09
Non-GAAP Diluted EPS	$0.21	$0.30

AMERICAN EAGLE OUTFITTERS, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS (Dollars in thousands)
(unaudited)
	For the 39 Weeks Ended
	October 31, 2009	November 1, 2008
Operating activities:
Net income	$109,698	$146,330
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	108,336	95,833
Share-based compensation	19,906	16,899
Provision for deferred income taxes	(25,655)	4,337
Tax benefit from share-based payments	8,880	1,117
Excess tax benefit from share-based payments	(2,729)	(279)
Foreign currency transaction loss	6,537	293
Net impairment loss recognized in earnings	225	19,885
Realized loss on sale of investment securities	2,749	-
Changes in assets and liabilities:
Merchandise inventory	(126,667)	(142,145)
Accounts and note receivable	(4,816)	(13,288)
Prepaid expenses and other	7,915	(10,422)
Other assets, net	(1,317)	2,263
Accounts payable	48,248	37,287
Unredeemed gift cards and gift certificates	(23,024)	(25,528)
Deferred lease credits	8,377	22,744
Accrued compensation and payroll taxes	(5,636)	(30,722)
Accrued income and other taxes	12,483	(11,926)
Accrued liabilities	1,886	1,753
Total adjustments	35,698	(31,899)
Net cash provided by operating activities	$145,396	$114,431
Investing activities:
Capital expenditures	(106,254)	(226,666)
Purchase of investments	-	(49,375)
Sale of investments	77,014	384,395
Other investing activities	(1,108)	(1,686)
Net cash (used for) provided by investing activities	$(30,348)	$106,668
Financing activities:
Payments on capital leases	(1,337)	(1,758)
Proceeds from issuance of notes payable	-	75,000
Partial payment of notes payable	(25,000)	-
Repurchase of common stock from employees	(230)	(3,414)
Net proceeds from stock options exercised	7,322	3,651
Excess tax benefit from share-based payments	2,729	279
Cash dividends paid	(62,117)	(61,448)
Net cash (used for) provided by financing activities	$(78,633)	$12,310
Effect of exchange rates on cash	2,846	(16,633)
Net increase in cash and cash equivalents	$39,261	$216,776
Cash and cash equivalents - beginning of period	473,342	116,061
Cash and cash equivalents - end of period	$512,603	$332,837

CONTACT:      American Eagle Outfitters Inc.
Judy Meehan, 412-432-3300